                                                                   Exhibit 10.61

                                 PURCHASE AGREEMENT
                                 ------------------

  This Purchase Agreement (this "Agreement"), dated as of January 16, 1999, is entered into between Caithness Energy L.L.C., a Delaware limited liability company, Caithness Acquisition Company, LLC, a Delaware limited liability company ("CAC"), (collectively, "Buyer"), and CalEnergy Company, Inc., a Delaware corporation ("Seller").

                                 RECITALS
                                 --------

     A. Seller owns (a) the shares of common stock described in Exhibit A attached hereto, constituting all of the outstanding capital stock or membership interests, as applicable (the "Stock"), of Coso Operating Company LLC, a Delaware limited liability company, Coso Hotsprings Intermountain Power, Inc., China Lake Operating Company, Coso Technology Corporation, China Lake Geothermal Management Company, China Lake Plant Services, Inc., a California corporation, Coso Hotsprings Overland Power, Inc., Rose Valley Properties, Inc., each a Delaware corporation (except as indicated) (individually, a "Company" and collectively, the "Companies") and (b) the following partnership or joint venture interests: 50% of China Lake Joint Venture, 50% of Coso Land Company and approximately 16% of Coso Geothermal Company (each a "Partnership Interest" and collectively, the "Partnership Interests"). The Companies own the partnership interests set forth in Exhibit B attached hereto, constituting an interest in, each of the following partnerships (i) Coso Energy Developers, a California general partnership, (ii) Coso Finance Partners, a California general partnership, (iii) Coso Power Developers, a California general partnership, and
(iv) Coso Finance Partners II, a California general partnership (individually, a "Partnership" and collectively, the "Partnerships"), which own the geothermal power generation facilities commonly known as the Navy I, Navy II and BLM projects located at China Lake, California (the "Projects") and collectively 100% of the stock of Coso Funding Corp., a Delaware corporation. In addition, Coso Energy Developers and Coso Power Developers together own 100% of Coso Transmission Line Partners, a California general partnership.

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Stock and Partnership Interests subject to the terms and conditions of this Agreement.

                                 AGREEMENT
                                 ---------

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1  Defined Terms.  As used herein, the terms below shall have the
          -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Action" shall mean any action, order, writ, injunction, judgment or
           ------
decree of any court or governmental or regulatory entity or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental or regulatory audit or investigation.

          "Affiliate" shall have the meaning set forth in the Securities
          ---------
Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Books and Records" shall mean, with respect to a company, records of
           -----------------
the company pertaining to the company's business, properties or assets and books, ledgers, files, reports, documents and other customary corporate records (including drilling records and computer records and other forms of electronic data storage) relating thereto maintained by the company or by Representatives on its behalf, and for the Partnerships shall include copies of audited financial statements and any tax returns of the Partnerships in Seller's possession.

          "Budget" shall mean the 1999 operating and capital budgets for the
          ------
Partnerships (other than Coso Finance Partners II) proposed by Seller and approved by Sandwell Engineering, Inc.

          "Closing" shall have the meaning set forth in Section 3.1 hereof.
          -------

          "Closing Date" shall mean February 25, 1999 or such other date as
          ------------
provided in Section 6.10

          "Consents" shall mean all licenses, permits, franchises, approvals,
           --------
authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or required for the present or anticipated conduct of, or relating to the operation of, the Companies' or Partnerships' businesses or for the consummation of the transactions contemplated hereby.

          "Corporate Partners" shall mean China Lake Operating Company, Coso
           ------------------
Hotsprings Intermountain Power, Inc. and Coso Technology Corporation.

          "Encumbrance" shall mean any claim, lien, pledge, option, warrant,
           -----------
put, call, security interest, deed of trust, mortgage, right of way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Operation and Maintenance Agreement" shall mean the separate Plant,
           -----------------------------------

Field and Transmission Line operating agreements between the Seller, as the operator on the one hand, and the Companies and Coso Transmission Line Partners, on the other hand, with respect to the Projects.

          "Projects" shall have the meaning as set forth in Recital A hereof.
           --------

          "Purchase Price" shall have the meaning set forth in Section 2.2
           --------------
hereof.

          "Released Claims" shall have the meaning set forth in Section 6.4
           ---------------
hereof.

          "Representative" shall mean any officer, director, principal,
           --------------
attorney, accountant, agent, employee or other representative.

          "SCE Litigation" shall mean the action in the Superior Court for Inyo
           --------------
County entitled Southern California Edison Company, Plaintiff, v. Coso Finance Partners, Coso Power Developers, Coso Energy Developers, China Lake Operating Company, Coso Technology Corporation, Coso Hotsprings Intermountain Power, Inc., CalEnergy Company, Inc. and Does 1 through 100, defendants (Master Case No. 22784), and the Related Cross Action in the Superior Court for Inyo County entitled Coso Finance Partners, Coso Power Developers, Coso Energy Developers, China Lake Operating Company, Coso Technology Corporation, Coso Hotsprings Intermountain Power, Inc., CalEnergy Company, Inc. and Roes 1 through 100, Cross-Complainants, v. Southern California Edison Company, Edison
International, The Mission Group, Mission Power Engineering Company, and Roes 1 through 100, Cross-Defendants (Case No. 22718), and including any litigation or claims that may arise or be initiated subsequently as a result of the allegations made or to be made in the foregoing proceedings or in any way relating to any of the facts, transactions, events, occurrences or acts alleged or underlying the foregoing proceedings.

          "Tax" or "Taxes" shall mean any federal, state, local, foreign or
           ---      -----
other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, license, gross receipts, ad valorem, excise or withholding taxes, and any premium, including without limitation interest, penalties, fines and additional sums to be paid in connection therewith.

          "Tax Return" means any return, report, information return, audit,
           ----------
investigation or other proceeding response or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

          "Termination Rights" shall mean the rights granted for Seller's
           ------------------
benefit to secure Buyer's performance obligations in the event Seller terminates this Agreement pursuant to Section 11.1(a) (iii).

                                  ARTICLE II

                          PURCHASE AND SALE OF STOCK
                          --------------------------

     2.1  Transfer of Stock and Partnership Interests.  Upon the terms and
          -------------------------------------------
subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, all shares of the Stock and all of the Partnership Interests.

     2.2  Consideration for Stock.  Upon the terms and subject to the conditions
          -----------------------
contained herein, as consideration for the purchase of all shares of the Stock and Partnership Interests, Buyer shall pay to Seller as follows: Five Million U.S. Dollars (US$5,000,000) shall be paid to Seller in immediately available funds on or before January 22, 1999 as a deposit (the "Deposit"), Two Hundred and Five Million U.S. Dollars ($205,000,000) (less the Deposit and any interest accrued on the Deposit at the rate of 5% per annum) which shall be paid to Seller at the Closing in immediately available funds, and the balance of which shall be paid by delivery to Seller at Closing the Agreement concerning Consideration executed by Buyer for the payment of additional Consideration of up to US$5,000,000 as set forth in Exhibit D hereto (collectively the "Purchase Price").

                                  ARTICLE III

                                    CLOSING
                                    -------

     3.1  Closing.  The closing of the transactions contemplated herein (the
          -------
"Closing") shall be held on the Closing Date at 9:00 a.m. local time at the offices of Seller, unless the parties hereto otherwise agree in writing to an extension of such date or location. In the event that the consents required in Sections 7.2 and 8.2 hereunder have not been obtained by February 23, 1999 (and Buyer is not in breach of any of its obligations under this Agreement including, without limitation, its best efforts obligations under Section 6.10), the Closing shall be extended until two (2) business days after such consents are obtained, subject to Section 11.1(a)(ii).

     3.2  Documents to be Delivered.  To effect the transfer referred to in
          -------------------------
Section 2.1 hereof and the delivery of the consideration described in Section
2.2 hereof, Seller and Buyer shall, on the Closing Date, deliver the following:

          (a) Seller shall deliver to CAC or its designee(s) (provided such designee(s) first become parties to this Agreement and agree to be bound by the terms of this Agreement to the same extent as the Buyer), certificates or stock powers evidencing all shares of the Stock of the Companies, free and clear of all Encumbrances (other than Encumbrances related to the Coso Funding Corp. and Partnership financing arrangements, Project agreements and permits and the SCE Litigation), duly endorsed in blank for transfer.

          (b) Seller shall convey to CAC the Partnership Interests, free and clear of all Encumbrances (other than Encumbrances related to the Coso Funding Corp. and Partnership financing arrangements, Project agreements and permits and the SCE Litigation).

          (c) Seller and Buyer each shall deliver all documents required to be delivered pursuant to Articles VII and VIII hereof.

          (d) Buyer shall deliver to Seller Two Hundred and Five Million U.S. Dollars (US$205,000,000) (less the Deposit and any interest accrued on the Deposit at the rate of 5% per annum) in immediately available funds .

          (e) Seller shall deliver to CAC all Books and Records of the Companies, the Seller's Books and Records solely in its capacity as operator of the Project or solely as owner of the Companies and written resignations of the Companies' nominees to the Partnerships' management committees and of all directors and officers of the Companies, it being agreed that Seller may retain copies of the Books and Records for bona fide business purposes, subject to the confidentiality and use restrictions contained herein.

          (f) Buyer shall deliver to Seller a fully executed Agreement concerning Consideration and Future Revenue Agreement in the forms attached as Exhibits D and F.

          (g) Seller and Buyer shall deliver a certificate duly executed by an authorized officer to the effect that each of the representations and warranties made by it in this Agreement are accurate in all material respects as of the Closing Date as if made on the Closing Date.

          (h) Seller and Buyer shall deliver opinions of counsel in form and substance customary for transactions of this type and reasonably satisfactory to the Seller and Buyer, dated the Closing Date, as to the authorization, validity and enforceability of this Agreement, the Acknowledgment and Agreement-Release, Acknowledgment and Agreement-Indemnity, the Agreement concerning Consideration, the Contingent Payment Agreement, Escrow Agreement and any release or indemnity required by this Agreement, provided, that such counsel may reasonably rely on local counsel as to matters of local law. Buyer shall be responsible for obtaining opinions of counsel with respect to the Caithness Affiliates.

          (i) Seller shall deliver a quitclaim, "as is" and without any representation or warranty, for all of its interest in assets within the Coso KGRA which are owned by the Partnerships or have been paid for by the Partnerships or are primarily used at or in connection with the Projects subject to Seller's retention of Retained Operations.

                                  ARTICLE IV

                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                  ------------------------------------------

                          OF SELLER AND THE COMPANIES
                          ---------------------------

     Seller hereby agrees with and represents and warrants to Buyer as follows, which representations and warranties are, as of the date hereof true and correct:

     4.1  Organization.  Each of Seller and the Companies is a corporation or
          ------------
limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its incorporation.

     4.2  Authorization.  Seller has all requisite power and authority, and has
          -------------
taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     4.3  Capitalization and Partnership Interests.  Seller owns all the
          ----------------------------------------
outstanding shares of Stock set forth in Exhibit A hereto and such shares constitute the entire outstanding capital stock of the Companies as set forth in Exhibit C attached hereto; and there are no other outstanding debt or equity securities or similar instruments or interests in respect of the Companies (except for each Company's proportionate share of the debt obligations of the Partnerships, if any, set forth on the balance sheets referred to in Section 4.5). Upon transfer to Buyer of the shares of Stock and the Partnership Interests, Seller shall have indirectly transferred to Buyer all of the partnership interests set forth in Exhibit B, which include all of Seller's and the Companies' right, title and interest in and to the Partnerships of any kind whatsoever, including, without limitation, any interest in any proceeds in respect of Partnership litigation or other Partnership claims against third parties.

     4.4  No Encumbrances.  (a) Seller owns as of the date hereof, and will own
          ---------------
as of the Closing Date, all of the outstanding and authorized capital stock of the Companies free and clear of all Encumbrances except for those Encumbrances related to the Coso Funding Corp. and Partnership financing arrangements, Project agreements and permits and the SCE Litigation.

          (b) Seller owns as of the date hereof, and will own as of the Closing Date, the Partnership Interests, free and clear of all Encumbrances except for those Encumbrances related to the Coso Funding Corp. and Partnership financing arrangements, Project agreements and permits and the SCE Litigation.

     4.5  December 31, 1998 Balance Sheets.  Seller shall deliver to Buyer at or
          --------------------------------
before Closing or such earlier time as they become available, balance sheets for each of the Companies as of December 31, 1998 prepared by Seller in accordance with generally accepted accounting principles ("GAAP") and financial statements of the Partnerships as of December 31, 1998 audited by PriceWaterhouseCoopers LLP; provided that it is understood that Seller makes no representation or warranty in respect of the balance sheets of the Partnerships or other entities in which it holds Partnership Interests

     4.6  No Brokers, Etc.  Neither Seller nor the Companies nor any of their
          ----------------
respective Representatives, shareholders or Affiliates has employed or made any agreement with any Representative, broker, finder or similar agent or any other person or firm which will result in the obligation of Buyer, any Company or any of their respective Affiliates to pay any finder's fee, brokerage fee, consulting fee, severance fee, services fee, commission or similar payment or expense in connection with the transactions contemplated hereby. Seller will pay all of its own expenses in connection with this Agreement, as provided in
Section 11.7 hereof.

     4.7  Books and Records.  Seller represents and warrants to Buyer that the
          -----------------
Books and Records delivered to Buyer at the closing are originals or true copies of the actual Books and Records of the Companies and the Seller's Books and Records solely in its capacity as operator of the Projects or solely as owner of the Stock.

     4.8  Access to Information.  Seller represents and warrants that it has and
          ----------------------
will provide Buyer with access to all reasonably requested information in connection with Buyer's due diligence regarding the SCE Litigation and other Partnership matters.

     4.9  Litigation.  To the best of Seller's knowledge, set forth on Schedule
          ----------
4.9 is a list of certain pending litigation matters involving the Companies and the Partnerships and no other material Action is pending, or currently threatened, at law or in equity, against or affecting, the Companies or Partnerships or their material properties or rights before any state or federal court, arbitrator, administrative agency, regulatory body, tribunal or government instrumentality.

     4.10  Material Contracts.  Except as may be alleged in any matter
           ------------------
referenced in Schedule 4.10, to the best of Seller's knowledge, the ISO4 contracts between Southern California Edison Company and the Partnerships, the United States of America through Naval Facilities Engineering command and China Lake Joint Venture (the "Navy Contract") and the BLM geothermal leases No. CA 11402 and 11384 are in full force and effect.


     4.11  Activities.  The Corporate Partners are special purpose entities
           ----------
formed for the purpose of managing or serving as the managing general partners of Coso Finance Partners, Coso Energy Developers and Coso Power Developers, and to Seller's knowledge, the Corporate Partners have undertaken no material activities except in connection with such purpose.

     4.12  Conflicts.  This Agreement and Seller's performance hereunder shall
           ---------
not materially conflict with any applicable covenants, agreements or laws applicable to Seller.

     4.13  Assets.  Upon consummation of this transaction at Closing, to
           ------
Seller's knowledge, it shall have transferred all of its material rights necessary for the operation of the Projects.

                                   ARTICLE V

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER
              ---------------------------------------------------

     Buyer agrees with and hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

     5.1  Organization.  Buyer is a corporation or limited liability company, as
          ------------
applicable, duly organized, validly existing and in good standing under the laws of Delaware except with respect to CAC which will be warranted as of January 22, 1999 and the Closing Date.

     5.2  Authorization.  Buyer has all requisite power and authority, and has
          -------------
taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except with respect to CAC which will be warranted as of January 22, 1999 and the Closing Date.

     5.3  No Brokers, Etc.  Neither Buyer nor any of its Representatives,
          ----------------
shareholders or affiliates has employed or made any agreement with any Representative, broker, finder or similar agent or any other person or firm which will result in the obligation of Seller, any Company, or any of Seller's affiliates to pay any finder's fee, brokerage fee, consulting fee, severance fee, services fee, or commission or similar payment or expense in connection with the transactions contemplated hereby. Buyer will pay all of its own expenses in connection with this Agreement, as provided in Section 11.7 hereof.

     5.4  Financing.  Buyer has and will at Closing have access to the
          ---------
immediately available funds required to pay the Purchase Price and expressly agrees that obtaining financing is not a condition to performing its obligations hereunder and acknowledges that Seller is expressly relying on such representation.

     5.5  Due Diligence.  Buyer acknowledges and agrees that it has detailed
          -------------
knowledge regarding the Projects as a result of its many years of management committee participation and that it further has been provided the full opportunity to conduct due diligence regarding the SCE Litigation and other Partnership matters and has requested and has been provided with full access to all reasonably requested Partnership information necessary to make an informed investment decision.

     5.6  Conflicts.  This Agreement and Buyer's performance hereunder shall not
          ---------
materially conflict with any applicable covenants, agreements or laws applicable to Buyer except for third party consents (other than those consents specifically referenced in 8.2) which will be obtained by Buyer prior to Closing and will not be a condition to Buyer's obligation to close.


                                  ARTICLE VI

                 COVENANTS OF BUYER, SELLER AND THE COMPANIES
                 --------------------------------------------

     Buyer and Seller each covenant with the other as follows:

     6.1  Actions to Consummate Closing; Further Assurances.  Each of the
          -------------------------------------------------
parties hereto agrees, both before and after the Closing, (a) to use all efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to remove or satisfy Closing conditions which are within such party's control and otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing; provided that Seller has sought and shall use commercially reasonable efforts to obtain the consents required under the Coso Funding Corp. financing arrangements and Buyer shall cooperate with such consent solicitation; provided, further, that any payments required to be made and any costs or expenses incurred in connection with reaffirming ratings or obtaining any consents, agreements not to object or similar arrangements sought from the bondholders or trustee or letter of credit bank group under the Coso Funding Corp. financing arrangements in order to close as promptly as practical following the date hereof shall be shared equally by Buyer (or the Partnerships) and Seller. In addition, upon Closing, Buyer agrees to use its best efforts to cause the Partnerships to execute and become a party to the Agreement concerning Consideration and Future Revenue Agreement in the forms attached as Exhibits D and E and cause the Partnerships to be bound by the terms thereof to the same extent as Buyer.

     6.2  Conduct of Business.  From the date hereof through the Closing or
          -------------------
earlier termination of this Agreement, the Companies shall, except as consented to by Buyer in writing, continue to operate solely in the ordinary course of business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing; provided, however, that, except in situations where action is required promptly, and if within Seller's control, Seller shall not, without CAC's written consent, intentionally cause the Partnerships to incur obligations not provided in the Budget prior to Closing. In addition, from the date hereof through the Closing or earlier termination of this Agreement, Buyer and Seller shall agree to all major strategic or planning issues concerning drilling or operations.

     6.3  Tax Elections.  Seller and Buyer each represent and warrant that they
          -------------
have all right and authority to and shall cause a Section 338(h)(10) election to be made in connection with the Companies (and related Section 754 elections to be made with respect to the Partnerships). Within 10 days prior to the Closing, Buyer will deliver to Seller its proposed allocation of the purchase price under
Section 338(h)(10) and Buyer
and Seller shall endeavor to agree to a reasonable allocation prior to Closing.

     6.4  General Release.  Each of the Buyers for themselves and on behalf of
          ---------------
each of their respective Representatives, partners, members, Affiliates, heirs, executors, successors and assigns including, without limitation, their Affiliates which are executing the Acknowledgment and Agreement-Release set forth below (the "Caithness Releasing Parties"), for good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, hereby releases, remises, forgives and forever discharges Seller and its partners, affiliates, insurers, subsidiaries and each of their respective present and former Representatives, servants, partners and shareholders (collectively the "Releasees"), from any and all claims, demands, debts, losses, obligations, liabilities, costs, expenses, sums of money, accounts, reckonings, suits, rights of action and causes of action of any kind or character whatsoever, from the beginning of time, whether known or unknown, suspected or unsuspected, which, against Releasees, the Caithness Releasing Parties ever had, now have or hereafter can, shall or may have, or, upon, for or with respect to any matter, cause or anything whatsoever, from the beginning of time, including, without limitation, those which are based upon the claims asserted in the SCE Litigation or relate in any way thereto ("Released Claims"). Released Claims include, without limitation, all losses, costs, claims, issues, obligations or liabilities, arising out of or related to (i) any alleged breach of the Partnerships' partnership agreements, (ii) any alleged breach of the Operation and Maintenance Agreements, (iii) the direct or indirect ownership of the Partnerships or Partnership Interests, (iv) fees or overhead charges to the Partnerships or Partnership Interests or the partners thereof, (v) alleged ownership or operation of the Projects (including operations after the Closing Date pursuant to Section 6.6 hereof) or any activities or permits or consents or regulatory matters related thereto, including the Transition Services (as hereinafter defined) and (vi) any cooperation, advice, testimony or any other services provided in the future in connection with the SCE Litigation including, without limitation, cooperation provided by Seller or its Representatives pursuant to the last sentence of Section 6.11; but shall not include liabilities solely for an intentional and material breach of the express representations made in Article IV. Buyer acknowledges and agrees that this is a general release of all claims it has or may have against Seller, except with respect to an intentional and material breach of the express representations made by Seller in
Article IV. The term of this release shall be unlimited; provided, however, that this release will be ineffective only if and only to the extent that all of the following have occurred and are continuing: (a) Buyer is not in breach of the terms of this Agreement (b) Buyer has provided Seller notice of a material breach of this Agreement and an opportunity to cure, (c) Buyer properly terminated this Agreement pursuant to Section 11.1 (a) (iv), and (d) Buyer has obtained a final nonappealable judgment that Seller is in material breach of this Agreement.

     As to all matters that are to become released pursuant to this Agreement, the Caithness Releasing Parties hereby expressly waive any right or benefit available to them in any capacity under the provisions of Section 1542 of the Civil Code of California, which provides:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


     The Caithness Releasing Parties expressly waive any such right or benefit available to it in any capacity under the comparable provisions of any other state or federal law.

     Buyer shall cause any transferee of Buyer's (or the Affiliates' who are executing the Acknowledgment and Agreement-Release set forth below) direct or indirect interests in the Partnerships or Projects to independently so release Seller by delivering a written release in the form set forth above. Further Buyer shall further use its best efforts to cause its other Affiliates and the Partnerships to independently so release Seller by delivering a written release in the form set forth above.

     6.5  Indemnity.  Buyer (and each of the Affiliates who are executing the
          ---------
Acknowledgment and Agreement-Indemnity set forth below) hereby agrees to indemnify and defend, and shall use its best efforts to cause its other Affiliates, the Companies and Partnerships to indemnify and defend, Seller for, from and against all losses, costs (including attorneys' fees), claims, expenses and liabilities incurred in connection with the SCE Litigation, or the Released Claims or in connection with claims made by any Representative, partner, subsidiary or affiliate of Buyer or any shareholder, member or Representative thereof, as a result of Seller remaining a named party in the SCE Litigation or otherwise. The term of this indemnity shall be unlimited; provided, however, that this indemnity will be ineffective only if and only to the extent that all of the following have occurred and are continuing: (a) Buyer is not in breach of the terms of this Agreement (b) Buyer has provided Seller notice of a material breach of this Agreement and an opportunity to cure, (c) Buyer properly terminated this Agreement pursuant to Section 11.1 (a) (iv), and (d) Buyer has obtained a final nonappealable judgment that Seller is in material breach of this Agreement. Buyer shall cause any transferee of Buyer's (or the Affiliates' who are executing the Acknowledgment and Agreement-Indemnity set forth below) direct or indirect interests in the Partnerships or Projects) to independently so indemnify Seller by delivering a written indemnity in the form and substance set forth herein. Buyer agrees not to settle and to not permit the other parties to the SCE Litigation to settle the SCE Litigation in whole or in part without obtaining a dismissal with prejudice and a general release of Seller and its Affiliates and Representatives, including a waiver of (S)1542 of the Civil Code of California.

     6.6  Operations.  Seller is in the process of transferring all of its
          -----------
operating employees, agreements and permits related to the operation of the Projects to Coso Operating Company, except for certain employees and resource data and computer systems which it will, prior to Closing, determine to retain for its other California geothermal facilities ("Retained Operations"). Seller shall provide Buyer a schedule specifying employees, resource data or computer systems which are to be deemed Retained Operations on or before the Closing Date, which shall be reasonably acceptable to Buyer. Seller and Buyer agree to cooperate fully with each other to ensure that all rights and obligations with respect to such operating employees, agreements and permits are transferred or otherwise assumed by Coso Operating Company prior to the Closing or as soon as possible thereafter. To the extent any portion of such employees, agreements or permits are not transferred to or otherwise assumed by Coso Operating Company prior to the Closing Date, Seller shall, for a reasonable period thereafter, perform, at Buyer's expense, such transition services as are required to permit the continued right of the Projects to operate the Projects under the existing agreements and permits, and if Coso Operating Company continues to be managed by Seller after Closing or Seller is required to directly provide management or operations oversight for the Projects after the Closing Date, Buyer shall cause the Partnerships to make monthly payments to the Seller of the fee and overhead amount as set forth in the Budget (or a subsequent budget if greater) until such management or oversight is no longer provided ("Transition Services"). Seller and Buyer also agree to cooperate with respect to the Retained Operations and any related transition services to be provided by Buyer to Seller which related services will be at Seller's cost.

     6.7  Bonds and Other Security.  Buyer shall use its best efforts to, on or
          ------------------------
before the Closing Date, assume or replace all bonds, letters of credit, guarantees or other security, and provide the release of Seller and its affiliates, with respect to all agreements, permits, licenses, and approvals provided by Seller or its affiliates related to the Partnership, Partnership Interests or Projects including, without limitation, the CIAC tax indemnity and guarantee agreements with Southern California Edison Company and other obligations listed on Schedule 6.7. To the extent Buyer has not provided such replacements, assumptions and releases by the Closing Date, Buyer shall do so as soon as possible following Closing and Buyer and the Affiliates executing the Acknowledgment and Agreement-Indemnity set forth below shall fully indemnify Seller and its Affiliates from all liabilities, costs and expenses in connection therewith.


     6.8  FERC Recertification.  In connection with this Agreement, Buyer agree
          --------------------
to recertify the facility utilizing the self-certification procedure at its own cost and expense and agrees that such recertification shall not be a condition to Closing.

     6.9  Termination Rights.  If Seller becomes entitled to the Termination
          ------------------
Rights pursuant to Section 11 (b) (ii), (w) Buyer shall forfeit all rights hereunder including its rights to the Deposit, or if the Deposit has not been delivered, forfeit its rights hereunder and pay over to Seller the sum of $5,000,000 in immediately available funds, (x) Buyer shall immediately pay to Seller Five Million U.S. Dollars (US$5,000,000) in immediately payable funds into such account as directed by the Seller as liquidated damages and (y) Seller or its designee shall be entitled to receive a monthly payment equal to the monthly operator fees and overheads and all of its current management committee fees as currently set forth in the Budget (including the Base Fee therein) and such payment shall escalate from year to year on January 1 of each year (with the first adjustment effective January 1, 2000) based on the change in the Consumer Price Index, and (z) Seller shall cause its Affiliates to waive any right of first refusal it may claim to have with respect to Seller's interests in the Partnerships and shall provide any consent reasonably required to facilitate the transfer of Seller's direct or indirect interests in the Partnerships (which waiver and agreement to consent shall not be assignable and shall expire one year from the date of this Agreement). Buyer shall cause the respective Partnership management committees to take such actions as are required to approve the Budget; provided, however, that if the release provided in Section
6.4 and the indemnity provided in Section 6.5 are ineffective pursuant to the express provisions thereof, such action shall be null and void.

     6.10    Commitment to Close.  Buyer shall close on the acquisition of the
             -------------------
Stock and Partnership Interests on or before February 25, 1999, unless any consents required under the Coso Funding Corp. financing arrangements have not been received or any approval, notice or passage of time required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not been received; provided, however, that in order for Seller to permit Buyer to obtain any extension of the Closing Date, Buyer must use its best efforts to obtain all consents required and close as promptly as possible (pursuant to a schedule mutually agreed to by January 22, 1999 which has an end date of February 25,
1999), including retaining, or partnering with, an operator acceptable to any rating agencies or Coso Funding Corp. note or bond holders or letter of credit bank group, if required to obtain such consents in which case the Closing Date may be extended by Seller day for day from February 25, 1999 until two business days after such consents or approvals are received, but in no event shall the Closing Date be extended beyond May 31, 1999.

     6.11  Litigation Obligations.  Buyer shall use its best efforts to obtain
           ----------------------
the exclusion or dismissal with prejudice of Seller or its Representatives from any dispute, action or litigation, pending or threatened, related in any way to the Companies, Partnerships or Projects, including obtaining the dismissal with prejudice of Seller from the SCE Litigation and agree that it will not permit the SCE Litigation to be settled in whole or in part without the full and complete release of Seller and its Affiliates and Representatives. Further Seller agrees that Buyer shall be consulted as to all significant decisions regarding the SCE Litigation prior to Closing and such decisions shall be mutual. Seller shall include Buyer's designated litigation counsel in an update status discussion concerning the SCE litigation on a weekly or such other basis as the parties hereto may agree. Seller shall provide reasonable cooperation to Buyer in connection with the SCE Litigation and the defense thereof, including, without limitation, if not otherwise prohibited or restricted by a protective order or otherwise by law, the following: providing to Buyer or Buyer's Representatives reasonable access to originals or copies of any and all documents in Seller's possession relating to the SCE Litigation and Seller's defense thereof which are non-privileged or if privileged, constitute documents created by or for counsel as part of counsel's representation of the Partnerships; providing Buyer or Buyer's Representatives reasonable access to all witnesses or other persons under Seller's control that have knowledge of any matter which is the subject of the SCE Litigation or the defense thereof; providing to Buyer or Buyer's Representatives reasonable opportunity to discuss, consult or otherwise communicate with such of Seller's Representatives under Seller's control that have knowledge pertaining to the SCE Litigation and Buyer's defense thereof, and otherwise reasonably consult, meet and provide reasonable assistance in the defense of the SCE Litigation. Buyer agrees to pay all of Seller's out of pocket and third party costs in connection with Seller providing such cooperation. Buyer agrees to keep Seller reasonably informed of significant issues in the litigation and any decisions which could reasonably be expected to result in indemnity of Seller hereunder.

     6.12  Post 1998 Partnership Distributions; Pay Over Assurance.  Seller and
           -------------------------------------------------------
Buyer acknowledge and agree that all partnership distributions in respect of the Stock and Partnership Interests and all Partnership assets and liabilities (except any intercompany balances between Seller and its affiliates which shall be extinguished) for the period commencing after December 31, 1998 are transferred to Buyer according to the terms of this Agreement, and accordingly, Seller and Buyer agree that if any monies, properties, securities, proceeds or any other benefits in respect of the interests of the Partnerships or the Partnership Interests (for the period commencing after December 31, 1998) are received by Seller or its affiliates, that Seller will immediately notify and pay over the same to Buyer or to Buyer's nominee, and that if Seller incurs or pays any costs or liabilities in respect of the Stock, Partnerships, Partnership Interests or Projects after December 31, 1998, on receipt of notice thereof Buyer shall promptly pay or reimburse Seller in full. Notwithstanding the foregoing, the parties expressly agree that all management fees, operating fees, allocations of overhead and similar costs, expenses and reimbursements made in accordance with the Budget and or, payable or accrued prior to Closing and not otherwise paid or reimbursed in the ordinary course shall be paid to Seller by the Companies and Partnerships at the Closing or within 30 days after Closing if amounts are not determinable at Closing.

     6.13  Taxes. All Taxes which are or may become due in respect of the
           -----
Companies or their respective operations and assets, as reflected on Tax Returns to be filed by the Seller for tax periods ending prior to January 1, 1999 will be fully paid and discharged by Seller; provided, that it is understood that Seller makes no representation or warranty in respect of Tax Returns or Taxes due and payable by the Partnerships or entities in which it holds a partnership interest and shall have no liability hereunder for any inaccuracy of such Tax Returns or any failure of the Partnerships to pay such Taxes, and provided further that, (i) Seller shall not be obligated to pay and discharge the Companies' or Seller's allocable share of Taxes (including any adjustment to tax credits or depletion allowance), arising in respect of the Partnerships or Partnership Interests for tax periods ending prior to January 1, 1999, resulting from any adjustments to Taxes arising from tax audits or similar proceedings and the Companies' or Seller's allocable share of costs and expenses in connection therewith, and (ii) Seller shall not be obligated to pay and discharge the Companies' or Seller's allocable share of Taxes (including any adjustment to tax credits or depletion allowance), arising in respect of the Partnerships or Partnership Interests for any short period ending on or before the date of the Closing and to the extent such Taxes under clause (i) or (ii) above are incurred by Seller, Buyer shall immediately reimburse Seller for any costs for or related to such Taxes which are in excess of the amount of Taxes which would have arisen from the transactions contemplated herein that Seller would have paid if such Taxes were not so incurred and (b) to the extent such Taxes under clause (i) and
(ii) result in a reduction in the amount of Taxes arising from the transactions contemplated herein that Seller would have paid if such Taxes were not so incurred, Seller shall immediately reimburse Buyer for any such Taxes. If Seller receives a refund of any Taxes of the Companies for any tax period ending on or prior to the Closing, then Seller shall immediately pay such refunded Taxes to Buyer reduced by the amount of any increase in the amount of Taxes arising from the transaction contemplated herein that Seller will have paid because of such refunded Taxes. In no event shall Buyer amend any prior year tax return without Seller's written consent. Upon Closing, Buyer shall be responsible to prepare and file all Tax Returns and make tax elections with respect to the Companies, Partnership Interests and Partnerships for tax periods commencing on or ending after December 31, 1998 (except for any such return that must be filed as part of Sellers consolidated return), but shall cooperate with and obtain Seller's prior concurrence for any Tax Returns to be filed with respect to any period commencing prior to Closing.

     6.14  Exclusivity.  Following execution hereof and prior to Closing or
           -----------
notice of termination of this Agreement, Seller agrees not to negotiate with any third parties regarding acquisition of an interest in the Projects.

     6.15  Limited Release of Buyer.  Seller for itself and on behalf of its
           ------------------------
Representatives, Affiliates, successors and assigns, for good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, hereby releases, remises, forgives and forever discharges Buyer and its Affiliates and Representatives from any and all claims, demands, debts, losses, obligations, liabilities, costs, expenses, sums of money, accounts, reckonings, suits, rights of action and causes of action which Seller has against Buyer and its Representatives and Affiliates with respect to Buyer and its Representatives and Affiliates actions in their capacity as members of the respective management committees of the Partnerships; provided, however, that notwithstanding the foregoing, nothing in this Section 6.15 shall restrict, impair, diminish, reduce, affect, or otherwise modify the general release of the Releasees set forth in Section 6.4 of this Agreement or the indemnification provided Seller pursuant to Sections 6.5, 6.7 or 9.3 and all provisions in this Agreement with respect to such releases and indemnification shall be deemed to supersede and modify this Section 6.15 to the extent of any conflict.

                                  ARTICLE VII

                      CONDITIONS TO SELLER'S OBLIGATIONS
                      ----------------------------------

     The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

     7.1  Representations, Warranties and Covenants.  All representations and
          -----------------------------------------
warranties of Buyer contained in this Agreement shall be materially true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made thereon, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it on or prior to the Closing Date, including, without limitation, having delivered to Seller the Deposit on or before January 22, 1999 and Buyer being prepared to close Closing Date.

     7.2  Consents.  All Consents and waivers necessary to the consummation of
          --------
the transactions contemplated hereby shall have been obtained, including without limitation any notice and approval required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other third party consents (to the extent not waived), including, without limitation, all rating agency reaffirmations and consents as may be required under the Coso Funding Corp. and Partnership financing arrangements including the consent of the letter of credit bank group, if applicable.

     7.3  No Proceedings or Litigation.  No Action by any governmental authority
          ----------------------------
or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to (a) materially affect the right or ability of Buyer to own, possess or transfer the Stock after the Closing, or (b) materially damage Seller if the transactions contemplated hereunder are consummated. There shall not be any statute, rule or regulation that makes the purchase and sale of the Stock contemplated hereby illegal or otherwise prohibited.

     7.4  Documents.  Buyer has delivered all documents required by Section 3.2
          ---------
of this Agreement.

                                 ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

     The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

     8.1  Representations, Warranties and Covenants.  All representations and
          -----------------------------------------
warranties of Seller and the Companies contained in this Agreement shall be materially true and correct at and as of the date of this Agreement and at and as of the Closing Date, as if made thereon, and Seller and the Companies shall have performed and satisfied all agreements and covenants required hereby to be performed by them on or prior to the Closing Date.

     8.2  Consents.  Any notice and approval required pursuant to the
          --------
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (provided Buyer is not in breach of its obligation under Section 6.10 hereof) any rating agency reaffirmations and any consent and waiver required under the Coso Funding Corp. and Partnership financing arrangements, including the consent of the letter of credit bank group, if applicable shall have been obtained. No other third party consents shall be a condition to Buyer's performance hereunder.

     8.3  Exhibits; Books and Records.  Seller shall have delivered to Buyer the
          ---------------------------
Books and Records referenced in Section 3.2(e).

     8.4  Documents.  Seller shall have delivered all documents required by
          ---------
Section 3.2 of this Agreement.

                                  ARTICLE IX

         ACTIONS BY BUYER, SELLER AND THE COMPANIES AFTER THE CLOSING
         ------------------------------------------------------------

     9.1  Books and Records; Tax Matters:
          ------------------------------

          (a)  Books and Records.  Each party agrees that it will cooperate with
               -----------------
and make available to the other party, during normal business hours, all Books and Records and other information retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring such Books and Records and information for any reasonable business purpose. The party requesting any such Books and Records and information shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such Books and Records and information. All information received pursuant to this Section 9.1 shall be subject to the confidentiality and general release provisions of this Agreement.

          (b)  Cooperation and Records Retention.  Buyer, Seller and the
               ---------------------------------
Companies shall (i) each provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the others with any records or other information that may be reasonably requested in connection with such return, audit or examination, proceeding or determination, and (iii) each provide the others with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the others for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations have expired, copies of all Company tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before January 1, 1999 and shall not destroy or otherwise dispose of any such records without first providing the others with a reasonable opportunity to review and copy the same.

     9.2  Survival of Representations, Etc.  All statements contained in any
          ---------------------------------
certificate, document, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements (including the indemnity provisions set forth in Section 6.7 and 9.3 hereof) of Buyer and Seller contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date for a period of five years following the Closing Date unless otherwise specified herein.

     9.3  Indemnification.
          ---------------

          Each of Buyer and Seller hereby agree to fully indemnify, defend and hold harmless the other against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees and costs of investigation (as the same are incurred), that such other party shall incur or suffer, which arise, result from, or relate to any inaccuracy in or breach of, or failure by the indemnifying party to perform any of its representations, warranties, covenants or promises in this Agreement; provided, however such indemnity shall not apply to any sum so incurred or suffered to the extent caused by the indemnified party's breach of such representations, warranties, covenants or promises. The party to be indemnified shall promptly notify the other party of the existence of any claim, demand or other matter to which the other party's indemnification obligations would apply, and shall give it a reasonable opportunity to defend and control the defense of the same at its own expense and with counsel of its own selection; provided that the party to be indemnified shall at all times also have the right to participate fully in the defense at its own expense. Each party hereto agrees that, to the extent that it is an indemnified party hereunder, it shall, at no cost to the indemnified party other than out of pocket costs, provide prior reasonable cooperation to the indemnifying party in connection with the indemnifying party's defense of any indemnified matter, including, without limitation, providing such party with access to any and all reasonably applicable non-privileged documents and employee witnesses or other persons having knowledge of such indemnified matter within the indemnified party's control, and providing to the indemnifying party the reasonable opportunity to discuss, consult or otherwise communicate with any of the indemnified party's Representatives under its control about the indemnified matter, provided such communication is made in the presence of the indemnified party. If a party shall, within a reasonable time after such notice, fail to defend, the party to be indemnified shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the expense and risk of the other party. The indemnifying party shall not settle any matter for which the indemnified party seeks indemnity hereunder without the consent of the indemnified party unless such settlement provides for a reasonably satisfactory release of the indemnified party. Buyer shall cause any transferee of Buyer's (or the Affiliates' who are executing the Acknowledgment and Agreement-Indemnity set forth below) direct or indirect interests in the Partnerships or Projects to independently so release Seller by delivering a written indemnity in the form set forth above. Further Buyer shall further use its best efforts to cause its other Affiliates and the Partnerships to independently so indemnify Seller by delivering a written indemnity in the form set forth above.

                                   ARTICLE X

                                SECURITIES LAW
                                --------------

     10.1  Acquisition for Investment.  Buyer hereby acknowledges that the
           --------------------------
shares of

Stock to be purchased pursuant to the terms of this Agreement shall be acquired in good faith for investment for its own account and not with a view to a distribution or resale of any such Stock.

     10.2  Legend.  Each certificate representing shares of Stock sold pursuant
           ------
to the provisions hereof, if deemed advisable by the Companies, shall bear the following legends:


          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF EXEMPTION THEREFROM UNDER SAID ACT OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

                                 and

          "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

     11.1  Termination and Remedies.
           ------------------------

           (a) Termination.  This Agreement may be terminated at any time prior
               -----------
to the Closing:

               (i)    By mutual written consent of Buyer and Seller;

               (ii) By Buyer or Seller if the Closing shall not have occurred on or prior to May 31, 1999; provided, however, that this provision may be
                             --------  -------
extended by mutual agreement in writing by Buyer and Seller, and provided, further, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under Subsection (iii) of this Section 11.1(a);

               (iii) By Seller, at its option, if there is (x) a material breach of any representation or warranty set forth herein (including the failure to deliver the Deposit to Seller on or before January 22, 1999) or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement (including, without limitation, the failure to be ready to close by the Closing Date) or (y) the failure of a condition set forth in
Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or (z) the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date;

           (iv)   By Buyer, if there is a material breach by Seller of
(S)3.2(a)(b)(c), 6.2 or 6.14 of this Agreement.

     (b)  In the Event of Termination.  In the event of termination of this
          ---------------------------
Agreement as permitted by Subsection (a) of this Section 11.1:

           (i) The confidentiality and release provisions of this Agreement and the provisions of Sections 11 and 6.9 shall continue in full force and effect;

           (ii) In the event of a termination by Seller pursuant to Subsection
(iii) (x), (y) or (z) of Section 11.1(a), (and provided that in the case of a termination pursuant to Subsection (iii)(y) or (z), such termination shall result from events referenced in Section 7.1), Buyer shall immediately upon written notice by Seller forfeit its Deposit and pay Seller $5 million as liquidated damages and Seller shall be entitled to the Termination Rights set forth in Section 6.9 and Buyer agrees not dispute such payment;

           (iii) In, and only in, the event of a termination by Seller solely for reasons other than a termination that results from a breach of this Agreement by Buyer, Seller shall refund the Deposit with interest thereon at the rate of 5 percent per annum to the Buyer; and

           (iv) The parties expressly agree that specific performance or other injunctive relief is not available hereunder and that damages will be the sole remedy available to a party hereunder.

     11.2  Assignment.  Neither this Agreement nor any of the rights or
           ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer may, at its election, direct Seller to transfer all or a portion of the Stock or Partnership Interests to one or more designees who are affiliates of Buyer rather than to Buyer in connection with the Closing (but no such transfer shall relieve Buyer of any of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Buyer shall not transfer any of its interests in the Partnerships or any interest in the Projects or the assets thereof without causing such transferee to assume its obligations hereunder, provided, however, that Buyer may assign its rights acquired pursuant hereto to a lender providing debt financing necessary for the consummation of the transaction contemplated herein without such lender assuming Buyer's obligations provided all Buyer's obligations to Seller and the obligations to Seller of Buyer's Affiliates executing the Acknowledgment and Release remain in effect.

     11.3  Notices.  All notices, requests, demands and other communications
           -------
which
are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile; the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or
         ----
registered mail, return receipt requested. In each case notice shall be sent to:

  If to Seller addressed to:

       CalEnergy Company, Inc.
       302 South 36th Street, Suite 400
       Omaha, Nebraska 68131
       Attention: General Counsel
       Fax No.: (402) 231-1658

  If to Buyer addressed to:

       Caithness Energy LLC
       41/st/ Floor
       1114 Avenue of the Americas
       New York, NY 10036-7790
       Attention:  President
       Fax No.:  212-921-9239

  with a copy to:

       Thomas Harnsberger
       Riordan & McKinzie
       300 South Grand Ave., 29th Floor
       Los Angeles, CA 90071

and to such other places and with such other copies as either party may designate as to itself by written notice to the others.

     11.4  Choice of Law.  This Agreement shall be construed, interpreted and
           -------------
the rights of the parties determined in accordance with the laws of the State of California, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     11.5  Amendments and Waivers.  This Agreement may not be amended except by
           ----------------------
an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6  Multiple Counterparts.  This Agreement may be executed in one or more
           ---------------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7  Expenses.  Each of Seller and Buyer shall pay their own legal,
           --------
accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by or on behalf of such party in preparation for carrying this Agreement into effect unless expressly provided otherwise herein.

     11.8  Invalidity.  In the event that any one or more of the provisions
           ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.9  Captions.  The titles, captions or headings of the Articles and
           --------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.10  Public Statements and Press Releases.  The parties hereto
            ------------------------------------
covenant and agree that, if either party plans to issue a press release or other public announcement disclosing the execution of this agreement ("Initial Release"), it shall provide a copy of such Initial Release to the other party for review and comment in advance of issuance, provided, that neither party hereto nor their respective Affiliates shall issue any Initial Release prior to Buyer's deposit of $5,000,000 on or before January 22, 1999. Following such Initial Release, Buyer agrees that any future public announcements by it with respect to the Companies or the business of the Partnerships shall be consistent with its Initial Release, except as otherwise required by law, and Seller agrees that Seller's future public announcements will be consistent with its obligations as a public company.

     11.11  Confidential Information.  The parties each acknowledge that
            ------------------------
the Representatives of the parties are aware of and the Books and Records of the Companies and Partnerships contain confidential and proprietary information regarding the Companies and Partnerships and the business of the parties and accordingly, the parties agree that they shall not, on or after the date hereof, directly or indirectly, make disclosure of such confidential and proprietary information to any third party except if compelled to do so by subpoena, court order or similar binding legal process (issued or initiated by an unaffiliated third party) in which case each party agrees to give the other party adequate notice in order for such party to seek a protective order or similar protection and, in connection therewith, each party agrees to reasonably cooperate with the other party. The parties each agree that, in the event of a breach or threatened breach of this Section, the other party shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available at law or at equity. For purposes of this Section, confidential and proprietary information shall not include information which is or becomes generally available to the public other than through a breach of this Agreement.

     11.12  Cumulative Remedies.  All rights and remedies of either party
            -------------------
hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     11.13  Entire Agreement.  This Agreement and any other agreements or
            ----------------
minutes executed pursuant to the terms hereof including, without limitation, agreements in the form attached as Exhibits hereto, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.

     11.14  Survival.  The covenants contained in Article VI of this Agreement
            --------
shall survive Closing and the covenants contained in Sections 6.4, 6.9 and 11.1 shall survive termination of this Agreement and shall be enforceable by the Buyer and Seller.

                  [Signatures appear on the following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


SELLER:                                     BUYER:

CALENERGY COMPANY, INC.,                 CAITHNESS ENERGY L.L.C.
a Delaware corporation                   a Delaware limited liability company

BY: /s/ Steven A. McArthur               BY: /s/ James D. Bishop Jr.
    ----------------------------             --------------------------------

Title: Executive Vice President          Title:
       -------------------------                -----------------------------

                                         CAITHNESS ACQUISITION COMPANY,
                                         LLC
                                         a Delaware limited liability company

                                         BY: /s/ James D. Bishop Jr.
                                             --------------------------------

                                         BY: ____________________________

                                         Title: _________________________

                    Acknowledgment and Agreement - Release
                    --------------------------------------


     The undersigned hereby acknowledge and agree to be bound by the terms of Sections 6.4 and 11.13 of the foregoing Purchase Agreement to the same extent as the Buyer including, without limitation, (i) the general release, (ii) the waiver of Section 1542 of the Civil Code of California and hereby covenant to take any and all actions and execute any further documents reasonably requested by Seller to implement and enforce such Sections.



CAITHNESS RESOURCES, INC.                    CAITHNESS CORPORATION
a Delaware corporation                       a Delaware corporation



BY: /s/ James D Bishop Jr.                   BY: /s/ James D Bishop Jr.
    ------------------------------               ----------------------------

Title:                                       Title:
       ---------------------------                  -------------------------


CAITHNESS POWER L.L.C.
a Delaware limited liability company

BY: /s/ James D Bishop Jr.
    ------------------------------

Title:                                        /s/ James D Bishop Sr.
       ---------------------------            -------------------------------
                                                   JAMES BISHOP, SR.,

                            /s/ James Bishop, Jr.
                          --------------------------
                               JAMES BISHOP, JR.


                        CAITHNESS CEA GEOTHERMAL. L.P.,
                        a Delaware limited partnership,
                        a general partner

                        By:  CAITHNESS POWER, L.L.C.,
                             a Delaware limited liability company,
                             a general partner

                             By:  CAITHNESS ENERGY, L.L.C.
                                  a Delaware limited liability company,
                                  its managing member

                                  BY:  /s/ James D. Bishop, Jr.
                                     ----------------------------------
                                       Name:  James D. Bishop, Jr.
                                       Title:

                   Acknowledgment and Agreement - Indemnity
                   ----------------------------------------

     The undersigned hereby acknowledge and agree to be bound by the terms of Sections 2.2, 6.4, 6.5, 6.9, 6.11 and 11.13 of the foregoing Purchase Agreement to the same extent as the Buyer including, without limitation, (i) the general release, (ii) the waiver of Section 1542 of the Civil Code of California and
(iii) indemnity obligations and hereby covenant to take any and all actions and execute any further documents reasonably requested by Seller to implement and enforce such Section.

BUYER:
CAITHNESS RESOURCES, INC.                    CAITHNESS CORPORATION
a Delaware corporation                       a Delaware corporation

BY:  /s/James D. Bishop Jr.                  BY: /s/ James D. Bishop Jr.
    ----------------------------                 ----------------------------

Title: _________________________             Title: _________________________

CAITHNESS POWER L.L.C.
a Delaware limited liability company

BY: /s/ James D. Bishop Jr.
    ----------------------------

Title: _________________________

CHINA LAKE OPERATING COMPANY                 COSO HOTSPRINGS INTERMOUNTAIN
a Delaware corporation                       POWER, INC.
                                             a Delaware corporation

BY: /s/ Steven A. McArthur                   BY: Steven A. McArthur
    ----------------------------                 ----------------------------

Title: Executive V.P.                        Title: Executive V.P.
       -------------------------                    -------------------------

COSO TECHNOLOGY CORPORATION
a Delaware corporation

BY: /s/ Steven A. McArthur
    ----------------------------

Title: Executive V.P.
       -------------------------

                        CAITHNESS CEA GEOTHERMAL. L.P.,
                        a Delaware limited partnership,
                        a general partner

                        By:  CAITHNESS POWER, L.L.C.,
                             a Delaware limited liability company,
                             a general partner

                             By:  CAITHNESS ENERGY, L.L.C.
                                  a Delaware limited liability company,
                                  its managing member

                                  BY:  /s/ James D. Bishop, Jr.
                                       --------------------------------
                                       Name:  James D. Bishop Jr.
                                       Title: